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                                                 EXHIBIT 10.6


                           U.S. HOME CORPORATION



                            AMENDED AND RESTATED

                 RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS


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                           U.S. HOME CORPORATION

                 RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS

                             Table of Contents

                                                                     Page


ARTICLE I                  RECITALS AND PURPOSE                         1

ARTICLE II                 DEFINITIONS                                  1

ARTICLE III                RETIREMENT BENEFITS                          5

ARTICLE IV                 PAYMENT OF BENEFITS UPON DEATH,
                           DISABILITY OR CHANGE IN CONTROL              8

ARTICLE V                  PLAN BENEFITS UNFUNDED                      10

ARTICLE VI                 PLAN ADMINISTRATION                         10

ARTICLE VII                AMENDMENT AND TERMINATION                   11

ARTICLE VIII               MISCELLANEOUS PROVISIONS                    11


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                                 ARTICLE I

                            RECITALS AND PURPOSE

                  This Amended and Restated Retirement Plan for Non-Employee Directors is effective as of April 23, 1997 and amends and restates the U.S. Home Corporation Retirement Plan for Non-Employee Directors as in effect from October 13, 1994 until April 23, 1997.

                  The purpose of the Plan is to provide retirement benefits to Directors of the Company who meet its eligibility requirements.

                                 ARTICLE II

                                DEFINITIONS

                  2.1       "Base Retainer" means $24,000.

                  2.2 "Board of Directors" means the Board of Directors of the Company.

                  2.3       "Change of Control" means any of  the following
(i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person (including any individual or entity) or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) in one or a series of transactions; provided that a transaction where the holders of all classes of common equity of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of common equity of such person or group immediately after such transaction will not be a Change of Control, (ii) the acquisition by the Company and/or any of its subsidiaries of 50% or more of the aggregate voting power of all classes of common equity of the Company in one transaction or a series of related transactions, (iii) the liquidation or dissolution of the Company; provided that a liquidation or dissolution of the Company which is part of a transaction or series of related transactions that does not constitute a Change of Control under the "provided" clause of clause (i) above will not constitute a Change of Control hereunder or (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with,
(a) any person, including, a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of common equity of the Company or of any person that possesses "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the aggregate voting power of all classes of common equity of the Company or (b) less than 50% (measured by the aggregate voting power of all classes) of the common equity of the Company being registered under Section 12(b) or 12(g) of the Exchange Act.


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                  2.4       "Company" means U.S. Home Corporation, a Delaware
corporation.

                  2.5 "Director" means a member of the Board of Directors.

                  2.6 "Early Retirement" means retirement from the Board of Directors prior to age 65.

                  2.7 "Eligible Director" means a Director, who was a Director on April 23, 1997 and is not an Employee of the Company, whether or not such Director is a Director upon retirement.

                  2.8 "Employee" means a person employed by the Company or its subsidiaries in any capacity other than as a Director.

                  2.9 "Nominating Committee" means the Nominating Committee of the Board of Directors.

                  2.10 "Normal Retirement" means retirement from the Board of Directors at or after age 65.

                  2.11 "Plan" means this Amended and Restated Retirement Plan for Non-Employee Directors.

                  2.12 "Present Value" shall be determined by the Nominating Committee (whose determination shall be conclusive) using the discount rate of interest established by the Pension Benefit Guaranty Corporation as in effect on the date of determination.

                                ARTICLE III

                           RETIREMENT BENEFITS

                  3.1 Normal Retirement Benefit. (a) Each Eligible Director shall be entitled to make a one-time, irrevocable written election to (i) terminate participation in and surrender any and all rights to benefits under the Plan in exchange for the issuance on January 2, 1998 of the number of shares of common stock, par value $.01 per share (the "Common Stock"), of the Company determined by dividing the accrued retirement benefit of such Director as of April 23, 1997, as set forth on the books and records of the Company, by $24.625 (the closing price of the Common Stock on the New York Stock Exchange on April 23, 1997); provided, that such closing price shall not be less than 95% of the Current Market Price (as defined in the Warrant Agreement for the Company's Class B Warrants), or (ii) continue participation in the Plan with accrued retirement benefits through April 23, 1997, but without any further accrual of retirement benefits after April 23, 1997. Failure to make such election prior to September 1, 1997, shall be deemed to be an election to continue Plan participation.

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                  (b)  For  Eligible  Directors  who elect or are deemed to
elect to continue participation in the Plan, an Eligible Director's annual "Normal Retirement Benefit" under this Plan shall equal 100% of such Eligible Director's Base Retainer payable in equal monthly installments and continuing for the number of calendar months and days he served as a non-Employee Director from January 1, 1985 to April 23, 1997 (whether or not after age 65), less - in the case of directors who received accrued retirement benefits in a lump sum payment upon termination as of December 31, 1988 of the Non-Employee Directors' Retirement Plan in effect as of January 1, 1985 - the number of months since January 1, 1985 required to amortize such lump sum payment at the actual rate per month of the Base Retainer in effect from time to time since January 1, 1985.

                  3.2 Early Retirement Benefit. An Eligible Director who elects Early Retirement may elect to receive an Early Retirement benefit commencing at age 55 in an amount equal to his Normal Retirement Benefit minus 5% for each year prior to age 65 that the Director elects early retirement, but not more than a 50% reduction in Normal Retirement Benefits.
                  3.3 Optional Lump Sum Payment. An Eligible Director may elect to receive a lump sum payment, in lieu of his Normal Retirement Benefit or Early Retirement benefit, payable at the time when his benefit payments would otherwise commence, in an amount equal to the Present Value of the benefit payments to be received.

                  3.4 Payments Rounded to Next Higher Dollar. Each monthly payment which is computed in accordance with this Plan will, if not in whole dollars, be increased to the next higher whole dollar.

                  3.5 Adjustment of Benefits for Increases in the Cost of Living. Upon commencement of periodic benefit payments hereunder, such payments shall be adjusted as of January 1 of each year for increases in the cost of living in the preceding year, as measured by the Consumer Price Index - U.S. City Average, as published by the Bureau of Labor Statistics of the United States Department of Labor.

                  3.6 Commencement of Payments. Normal Retirement Benefit payments hereunder shall commence in the month following the Eligible Director's retirement or 65th birthday, whichever is later. Early Retirement benefit payments hereunder shall commence in the month following the Eligible Director's Early Retirement or 55th birthday, whichever is later.


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                                ARTICLE IV

                      PAYMENT OF BENEFITS UPON DEATH,
                      DISABILITY OR CHANGE IN CONTROL

                  4.1 Survivor Benefits After Payments Begin Under This Plan. If a Director dies while receiving periodic retirement benefits hereunder, the Company shall pay to the Director's named beneficiary or the Director's estate a lump sum payment equal to the Present Value of the remaining benefit payments which the Director would have received had he lived.
                  4.2 Survivor Benefits Before Payments Begin Under This Plan. If an Eligible Director dies before payments commence under this Plan while still a Director or, if an Eligible Director dies after he has ceased to be a Director but before benefit payments commence, the Company shall pay to the Director's named beneficiary or the Director's estate an amount equal to the Present Value of the benefit payment which the Director would otherwise have received, calculated as if such Director had retired the month preceding his death.

                  4.3 Disability. If an Eligible Director while still a Director) becomes permanently and total disabled (within the meaning of
Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) and resigns from the Board of Directors prior to commencement of benefit payments hereunder, payment of the Normal Retirement Benefit (calculated as if such Director had retired the month preceding his disability) in equal monthly installments shall commence the month following such disability and resignation. In lieu thereof, such Director may elect to receive a lump sum payment equal to the Present Value of the Normal Retirement Benefit to be received.
                  4.4 Payment of Benefits Upon Change in Control. If a Change of Control occurs, not later than the 90th day after such Change of Control, each (i) Director who is not an Employee shall receive a lump sum payment equal to the Present Value of such Director's Normal Retirement Benefit, calculated as if such Director had retired the month preceding such Change of Control, and (ii) non-Employee Director who has retired or has become disabled and is receiving retirement benefit payments hereunder shall receive a lump sum payment equal to the Present Value of the remaining benefit payments as of the month preceding such Change of Control.

                                ARTICLE V.

                           PLAN BENEFITS UNFUNDED
                  Benefits under this Plan shall not be funded in advance, but shall be paid by the Company as and when they become due as provided herein. No retirement benefit payable hereunder shall be considered segregated funds and all such amounts shall at all times prior to the payment of same be the property of the Company and available to satisfy the claims of the general creditors of the Company. Directors' interests in benefits under this Plan shall only be those of unsecured creditors of the Company.



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                                ARTICLE VI.

                           PLAN ADMINISTRATION

                  The general administration of this Plan and the responsibility for carrying out the provisions hereof shall be vested in the Nominating Committee. The Nominating Committee may adopt such rules and regulations as it may deem necessary for the proper administration of this Plan, and its decision in all matters shall be final, conclusive and binding. No Director and no employee of the Company shall be liable for any action or omission hereunder, except in circumstances involving such Director's or employee's bad faith or willful misconduct.

                                ARTICLE VII

                        AMENDMENT AND TERMINATION

                  The Board of Directors reserves in its sole and exclusive
discretion the right at any time and from time to time to amend this Plan in any respect or terminate this Plan without restriction and without the consent of any Director, provided, however, that no amendment or termination of this Plan shall impair the right of any Director to receive benefits accrued hereunder prior to such amendment or termination.

                                ARTICLE VIII

                          MISCELLANEOUS PROVISIONS

                  8.1 This Plan does not in any way obligate the Company to continue to nominate or retain a Director on the Board of Directors, nor does this Plan limit the right of the Company to terminate a Director's service on the Board of Directors. Termination of a Director's service on the Board of Directors for any reason, whether by action of the Company, its stockholders or the Director, shall immediately terminate any further obligation of the Company, except as set forth herein.

                  8.2 Non-Alienation of Benefits. Other than Common Stock, no retirement benefit payable hereunder may be assigned, pledged, mortgaged or hypothecated and, to the extent permitted by law, no such retirement benefit shall be subject to legal process or attachment for the payment of any claims against any person entitled to receive the same.

                  8.3 Payment to Incompetents. If a Director entitled to receive any retirement benefits hereunder is deemed by the Nominating Committee or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for such retirement benefit, such payments shall be paid to such person or persons as the Nominating Committee shall designate or to the duly appointed guardian of such Director. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

                  8.4 Withholding. Payments made by the Company under this Plan to any Director shall be subject to withholding as shall, at the time for such payment, be required under any income tax or other law.

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                  8.5      Expenses.  All expenses and costs in connection
with the operation of this Plan and the expenses and costs of any Director in enforcing his rights hereunder shall be borne by the Company.

                  8.6 Governing Law. The provisions of this Plan will be construed according to the laws of the State of Delaware.

                  8.7 Gender and Number. The masculine pronoun wherever used herein shall include the feminine gender and the feminine the masculine, and the singular number as used herein shall include the plural and the plural the singular, unless the context clearly indicates a different meaning.

                  8.8 Titles and Headings. The titles to articles and headings of sections of this Plan are for convenience of reference only, and in case of any conflict, the text of the Plan, rather than such titles and headings, shall control.